Reinstatement of Forbearance Agreement

Mr. George J. Isaac
Vice President and CFO
Pro-Dex, Inc.
650 S. Taylor Avenue, Suite 20A
Louisville, Colorado 80027

Re:     Continued default by Pro-Dex, Inc. (the "Company") and request for reinstatement and extension of forbearance under that certain
Credit Agreement dated as of July 24, 1996 as previously
                amended (the "Credit Agreement")

Dear George:

        As you know, the Company has still not repaid the Loans and the other Obligations that matured about nine months ago on December 31, 1999 under the Credit Agreement. We previously had agreed to forbear from enforcing collection of the overdue Loans and other Obligations under our December 30, 1999 Forbearance Agreement with the Company and its Subsidiaries. At the Company's request, we extended that forbearance four times by a series of Extension Agreements dated February 2, 2000, March 7, 2000, April 5, 2000 and May 8, 2000 (such Forbearance Agreement, as extended by those Extension Agreements, being hereinafter referred to as the "Forbearance Agreement"). We notified the Company in a letter dated June 30, 2000 (the "Standstill Termination Letter") that a Standstill Termination under the Forbearance Agreement had occurred by virtue of the Company's failure to comply with provisions of the May 8, 2000 Extension Agreement. Even ignoring this noncompliance, the forbearance arrangements contemplated by the Forbearance Agreement expired on July 31st of this year. For convenience, terms defined in the Forbearance Agreement are used herein with the same meanings.

        The Company has informed us that it continues to attempt to close a transaction (perhaps a refinancing or sale) that will result in repayment in full of the Obligations and in that connection, has again requested that this Bank reinstate the forbearance and extend the duration of the Forbearance Agreement -- this time until February 28, 2001 -- during which time the Company will attempt to close this transaction. The Bank is willing to accommodate the Company's request, but reaffirms its expectation that this letter represents the last such extension. The Bank believes this additional five months should be sufficient time for the Company to close such a transaction.

        This letter will confirm the terms, conditions and provisions upon which the Bank is willing at this time to reinstate and extend the forbearance arrangements. Accordingly, notwithstanding anything contained in the Standstill Termination Letter to the contrary and effective upon the Company's and the Subsidiaries' acceptance of this letter in the space provided for that purpose below (which acceptance must occur without any modification of the terms of this letter and no later than 2:00 p.m., Chicago time, on September 25, 2000), the Bank agrees to reinstate and extend the forbearance arrangements with the Company under the following terms and conditions:

        1.     Extension. The Scheduled Standstill Expiration Date shall be and hereby is extended from July 31, 2000 to February 28, 2001. The reference in the Forbearance Agreement to July 31, 2000 in the first full paragraph of the second page thereof shall be deemed a reference instead to February 28, 2001.

        2.     Acknowledgment of Amounts Owing. The Company acknowledges and agrees that the aggregate principal amount of Loans outstanding as of September 1, 2000 is $6,739,522.86 ($2,739,522.86 in Term Loan and $4,000,000 in Revolving Loans) and such amount (together with interest thereon) is justly and truly owing by the Company to the Bank without defense, offset or counterclaim.

        3.     No Additional Credit. The Company acknowledges that the Bank is under no obligation to extend any additional credit under the Credit Agreement, such obligation having terminated long ago prior to maturity of the Loans.

        4.     Default Rate. The Company acknowledges and agrees that the Loans and other Obligations shall continue to bear interest at the rate per annum determined by adding 2% to the Domestic Rate as from time to time in effect, with such interest to be due and payable monthly on the last day of each month and upon any Standstill Termination and on demand. The Company hereby promises to pay such interest when due. The failure by the Company to make any of these payments shall constitute a Standstill Termination under the Forbearance Agreement.

        5.     Payments on Term Loans. The Company hereby promises to continue making monthly payments of $125,000 each on the principal of the Term Loans (to be allocated as between such Loans as the Bank deems appropriate) on the last day of each calendar month. The failure by the Company to make any of these payments shall constitute a Standstill Termination under the Forbearance Agreement.

        6.     Excess Cash Balance Recapture. The Company shall promptly determine, and report to the Bank, the Company's actual balance of cash on hand as of the last day of each calendar month (cash on hand to be determined after giving effect to principal and interest payments, if any, due on the date of determination and the amount so determined, for each month, to be referred to herein as that month's "Actual Ending Cash Balance"). No later than 2:00 p.m. (Chicago time) on the third Business Day of each calendar month, the Company hereby agrees to pay the principal of the Term Loans (to be allocated as between such Loans as the Bank deems appropriate) in an amount equal to 50% of the excess (if any) of (x) Actual Cash Balance as of the last day of such month over (y) $350,000. Payments under this paragraph 6 are in additional to those required by paragraph 5 above.

        7.     Transaction. The Bank's willingness to enter into the arrangements contemplated by this letter is made in reliance upon the Company's assertions of its intent to close a transaction before the Scheduled Standstill Expiration Date that will result in the repayment in full of the Obligations. The Company acknowledges and agrees that a Standstill Termination under the Forbearance Agreement shall occur if the Company ceases to pursue such a transaction in good faith.

        8.     Sale of Challenge Products Real Estate. If some or all of the real estate of Challenge Products, Inc. in Missouri shall be sold or otherwise disposed of, the Company shall prepay the Loans (to be allocated between the Loans as the Bank in its discretion deem appropriate) by an amount equal to the available excess proceeds of such sale. For purposes hereof, the term "Available Excess Proceeds" shall mean the gross proceeds of such sale or other disposition, less the amount necessary to repay all principal of and interest on the indebtedness secured by the first mortgage on the property sold in favor of Central Bank of Lake of the Ozarks, and less the reasonable out of pocket cost to the Seller of the applicable disposition, taxes and reasonable sales commissions in each case directly incurred and payable as a result of such disposition.

        9.     Extension Fee. In consideration of the Bank's agreements in this letter, the Company shall pay the sum of $67,395.23 (representing 1% of the principal amount now outstanding on the Loans) to the Bank as and for an extension fee, such fee to be deemed fully earned upon the Bank's execution of this letter. Half of such fee shall be due and payable concurrently with the Company's acceptance of this letter , with the balance of such fee to be due and payable on December 31, 2000. Notwithstanding the foregoing, if the Obligations have been fully repaid before December 31, 2000, the Bank agrees to waive the half of the extension fee due on such date.

        10.     Borrowing Base Certificates. The Company acknowledges and agrees that it must continue to furnish the Bank, weekly Borrowing Base certificates as previously required by the Forbearance Agreement. The Company also acknowledges and agrees that it must continue to furnish the Bank a Compliance Certificate for each month no later than 20 days after that month's close, showing in reasonable detail (i) compliance as of the close of such month with the covenants in paragraph numbered 9 below and (ii) for informational purposes, the Company's actual Funded Debt to Capitalization Ratio, "fixed charge coverage ratio" (as per Section 8.10 of the Credit Agreement) and Cash Flow Leverage Ratio also as of such close, such Certificate to be prepared by the Company and certified by its president or chief financial officer. The Company's failure to timely deliver any such Borrowing Base Certificate or Compliance Certificate shall constitute a Standstill Termination under the Forbearance Agreement.

        11.     Financial Covenants. The Company need not comply with the financial covenants set forth in Sections 8.7 through 8.12, inclusive, of the Credit Agreement during the Standstill Period. In lieu of compliance with those covenants, the Company must, however, comply with the following:

    (a)     The Company must maintain its EBITDA on a cumulative basis for each period of twelve calendar months ending on a date specified below to be not less than the amount specified below to the right of such ending date:

For 12-Month Period Ending:	EBITDA Must Not Be Less Than:
September 30, 2000	$5,130,000
October 31, 2000	$4,965,000
November 30, 2000	$4,715,000
December 31, 2000	$4,220,000
January 31, 2001	$4,195,000

    (b)     The Company shall not, nor shall it permit any Subsidiary to, expend or become obligated for capital expenditures (as determined in accordance with GAAP) during the period commencing September 1, 2000 and ending on the Scheduled Standstill Expiration Date in an aggregate amount (for the Company and its Subsidiaries taken together) in excess of $300,000.

    (c)     The Company will not at any time permit its Tangible Net Worth to be less than $2,500,000.

    (d)     The Company will not as of the last day of any monthly accounting period of the Company, permit its Interest Coverage Ratio to fall below 3.0 to 1.

        12.     Revolver Borrowing Base Cushion. The Company agrees to make such payments on the principal of the Revolving Loans as shall be necessary to assure that the Revolver Borrowing Base shall at all times during the Standstill Period exceed the principal amount of Revolving Loans then outstanding by no less than $500,000 (it being understood and agreed that no such payments are available for reborrowing). The failure by the Company at any time during the Standstill Period to maintain such an excess shall constitute a Standstill Termination under the Forbearance Agreement.

        13.     Limitation on the Reduction of Accounts Payable. No later than twenty days following the close of each calendar month (commencing with the close of August, 2000), if the Company's accounts payable (as determined in accordance with its current accounting practices, which include accrued liabilities, except for payroll accruals) reduce during such month to an amount less than $915,905 (representing 80% of the accounts payable, as so determined, outstanding as of June 30, 2000), the Company shall make a payment on the principal of the Loans (to be allocated between the Loans as the Bank in its discretion deems appropriate) equal to the amount of the reduction during that month below such 80% amount. The failure to make such payment shall constitute a Standstill Termination under the Forbearance Agreement.

        14.     Additional Information. In addition to furnishing the Bank with the information currently required by the Loan Documents, the Company shall also furnish the Bank:

    (a)     as soon as available, and in any event by the 20th day of each calendar month, an accounts payable and accounts receivable aging summaries as the last business day of the immediately preceding month, each prepared by the Company and certified by its president or chief financial officer; and

    (b)     as and when received, a copy of each financing proposal or commitment or letter of intent or expression of interest or definitive agreement for a transaction of the type described in paragraph 6 above.

The failure by the Company to provide any such information by the relevant deadline shall constitute a Standstill Termination under the Forbearance Agreement.

        15.     Additional Standstill Termination. Any failure by the Company to comply with the terms of this letter shall constitute a Standstill Termination under the Forbearance Agreement.

        16.     Release. For value received, including without limitation, the agreements of the Bank in this letter, the Company hereby releases the Bank, its current and former shareholders, directors, officers, agents, employees and professional advisors (collectively, the "Released Parties") of and from any and all demands, actions, causes of action, suits, controversies, acts and omissions, liabilities, and other claims of every kind or nature whatsoever, both in law and in equity, known or unknown, which the Company has or ever had against the Released Parties from the beginning of the world to this date, including, without limitation, those arising out of the existing financing arrangements or actions to sell the Company or any of its Property and the Company further acknowledges that, as of the date hereof, it does not have any counterclaim, set-off or defense against the Released Parties, each of which the Company hereby expressly waives.

        17.     Compliance With Forbearance Agreement. The Company must continue to comply with all the terms, conditions and provisions of the Forbearance Agreement as modified by this letter.

        18.     Miscellaneous. The Company agrees to pay the out-of-pocket costs and expenses of the Bank (including attorney's fees) in connection with the negotiation, preparation, execution and delivery of this letter and the other instruments or documents contemplated hereby or to be delivered hereunder. Except as specifically modified by this letter, the terms, conditions and provisions of the Forbearance Agreement remain in full force and effect.

Dated as of September ___, 2000.

Harris Trust And Savings Bank
By Its

Accepted and agreed to.

Pro-Dex, Inc.
By Its

Guarantor's Acknowledgment and Consent

        Each of the undersigned heretofore executed and delivered to the Bank a Guaranty dated July 24, 1996. Each of the undersigned hereby consents to this letter as set forth above and confirms that its Guaranty and all of its obligations thereunder remain in full force and effect. Each of the undersigned also heretofore executed and delivered a Subsidiary Security Agreement dated July 24, 1996. Each of the undersigned hereby acknowledges and agrees that the Liens created and provided for by the Subsidiary Security Agreements continue to secure, among other things, the Obligations arising under the Credit Agreement; and the Subsidiary Security Agreements and the rights and remedies of the Bank thereunder, the obligations of each of the undersigned thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of liens and security interests created and provided for by the Subsidiary Security Agreements as to the indebtedness which would be secured thereby prior to giving effect to this letter.
Biotrol International, Inc.
By Its

Challenge Products, Inc.
By Its

Micro Motors, Inc.
By Its

Oregon Micro Systems, Inc.
By Its